Exhibit 10.27

WASTE INDUSTRIES USA, INC.

2007 BOARD OF DIRECTOR COMPENSATION PLAN

Effective January 1, 2007, the non-employee directors of Waste Industries USA, Inc. will receive an annual fee of $75,000. The chairman of the Audit Committee will receive an additional $15,000 and the chairman of the Compensation Committee will receive an additional $10,000. The total cash fees due a director will be paid in shares of Waste Industries common stock, unless the director elects to receive up to one-third of that amount in cash, which election is to be made at the beginning of the year. The fees will be earned and paid quarterly and the number of shares to be received will be calculated at the end of each quarter by dividing the dollar amount of the retainer to be received in stock by the closing price of Waste Industries common stock as reported on Nasdaq on the last day of that quarter.